Exhibit 10.17

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”), made and entered into as of the 2nd day of December, 2003, by and between CRESCENT BROOKDALE ASSOCIATES, LLC, a Georgia limited liability company (“Landlord”), and BAY CITIES BANK, a state chartered bank (“Tenant”);

W I T N E S S E T H            T H A T:

WHEREAS, Crescent Resources, Inc. (“Original Landlord”) and Tenant entered into that certain Lease Agreement dated December 22, 1998 (the “Lease”), for certain premises in the building known as Corporate Center One at International Plaza and located at 2202 North Westshore Boulevard, Tampa, Florida 33607 (the “Building”), consisting of approximately 8,056 rentable square feet of space known as Suite 150 (the “Premises”);

WHEREAS, Landlord is the successor-in-interest to Original Landlord;

WHEREAS, Tenant has exercised its extension option under the Lease; and

WHEREAS, Landlord and Tenant desire to evidence the term of such extension and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Amendment;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.	Extension of Lease. The Term of the Lease is hereby extended for a period of five (5) years and one and one-half (1½) months commencing on November 1, 2004 (the “Effective Date”) and expiring on December 15, 2009 (the “Extension Period”). Special Stipulation No. 2 on Exhibit “F” to the Lease is hereby deemed exercised, and is of no further force or effect and is hereby deleted. Tenant shall remain subject to all terms and conditions of the Lease, as amended hereby, during the Extension Period.

2.	Base Rent. During the Extension Period, Base Rental shall be as follows:

Month of Term	Base Rental Per Rentable Square Foot	Annual Base Rental	Monthly Base Rental
11/01/04 - 12/15/04	-0-	-0-	-0-
12/16/04 - 12/15/05	$24.50	$197,372.00	$16,447.67
12/16/05 - 12/15/06	$25.11	$202,286.16	$16,857.18
12/16/06 - 12/15/07	$25.74	$207,361.44	$17,280.12
12/16/07 - 12/15/08	$26.38	$212,517.28	$17,709.77
12/16/08 - 12/15/09	$27.04	$217,834.24	$18,152.85

Tenant shall also pay all sales or rent tax due on each installment of monthly Base Rental at the time of Tenant’s payment hereunder.

The foregoing rental schedule reflects an abatement of Base Rental during the first one and one-half (1 1/2) months of the Extension Period (the “Abatement Period”) in the amount of $16,447.67 for the first month (November 2004) and $8,223.83 for the first half of the second month (December 1-15, 2004) for a total of $24,671.50 (the “Abatement”). In the event of a default by Tenant under the Lease during the Extension Period beyond any applicable notice and cure periods, such Abatement of Base Rental shall be revoked, null and void and any payments already abated shall become immediately due and payable.

3.	Basic Costs. As of the Effective Date and continuing thereafter throughout the Extension Period, Tenant shall continue to pay all Additional Rent and any other sums due and payable under the Lease, including, without limitation, Tenant’s Proportionate Share of Basic Costs for the Premises in accordance with Paragraph 7 of the Lease, except that as of the Effective Date, the Basic Costs Expense Stop shall be the actual Basic Costs on a per square foot basis incurred during calendar year 2004.

4.	Acceptance of Premises. Tenant hereby accepts the Premises “AS IS” during the Extension Period and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the Premises or make any alterations or additions thereto, and Landlord shall have no obligation to provide any tenant improvement allowance, rent abatement, credit, set-off, or other concession to Tenant, except that Landlord shall provide Tenant with a cash allowance of $6.50 per rentable square foot ($52,364.00) (the “Allowance”) payable to Tenant within thirty (30) days of the full execution of this Amendment.

5.	Option to Extend. So long as the Lease is in full force and effect and Tenant is not in default beyond any applicable notice and cure period in the performance of any of the covenants or terms and conditions of the Lease at the time of notification to Landlord or at the time of commencement of each Extension Period, as that term is hereinafter defined, Tenant shall have two (2) options (each, an “Extension Option” and together, the “Extension Options”) to extend the Term for the entire Premises for five (5) years each (the first being the “Second Extension Period” and the second being the “Third Extension Period”), at the Prevailing Market Rate (as hereinafter defined), subject to the following terms and conditions: Tenant shall provide Landlord with nine (9) months written notice of its desire to extend the Lease Term. “Prevailing Market Rate” shall mean the then prevailing market rate for rent for lease renewals comparable to the Lease for space comparable to the Premises of ground floor lobby space in comparable class “A” office buildings of comparable age, features, amenities and quality in the West Shore Business District of Tampa, Florida on a net effective basis by taking into account such factors offered to third party tenants for comparable space as (i) the base services year for pass-through expenses, and (ii) rent concessions, tenant improvement allowances or lease commissions incurred, but in no event shall the Prevailing Market Rate for the applicable Extension Period be below the average of the last three (3) years of the then expiring Lease Term. Within fifteen (15) days after Tenant’s exercise of each Extension Option, Landlord shall advise Tenant in writing of its determination of the Prevailing Market Rate, on a rentable square foot basis, and the calendar year for the payment of Basic Costs (the “Expense Stop”) by Tenant as of the beginning of each Extension Period and the escalations of said Prevailing Market Rate during each such Extension Period. Within thirty (30) days of receipt of Landlord’s notice, Tenant shall advise Landlord, in writing, whether or not Tenant accepts or rejects the Prevailing Market Rate proposed by Landlord. If Tenant accepts such rate and Expense Stop in writing, then the Base Rental rate and Expense Stop during the respective Extension Period shall be said rate with escalations as provided in the determination, if any, and Expense Stop. If Tenant rejects in writing the Prevailing Market Rate and Expense Stop proposed by Landlord, Landlord and Tenant shall negotiate in good faith for a period of twenty (20) days to reach a mutual agreement on the Prevailing Market Rate and the Expense Stop.

If the parties are unable to come to an agreement within such period, Tenant shall have the option, exercisable by written notice delivered to Landlord within five (5) days after the expiration of such twenty (20) day period, to elect to arbitrate such rate. Tenant shall have the option to specify in such notice its selection of a real estate broker, who shall act on Tenant’s behalf in determining the Prevailing Market Rate and Expense Stop or elect to allow the then-current Term of this Lease to expire. Within fifteen (15) days after Landlord’s receipt of Tenant’s selection of a real estate broker, Landlord, by written notice to Tenant shall designate a real estate broker, who shall act on Landlord’s behalf in the determination of the Prevailing Market Rate and Expense Stop. Within fifteen (15) days of the selection of Landlord’s broker, the two brokers shall select a third broker meeting the qualifications stated below. Each of the parties shall bear one-half (1/2) of the cost of the appointment of the third broker and of the third broker’s fee. If the three (3) brokers are unable to agree upon the Prevailing Market Rate and Expense Stop within the fifteen (15) days following the appointment of the third broker, then each broker shall separately determine the Prevailing Market Rate, they shall average the two (2) closest figures, and within three (3) days after the expiration of such fifteen (15) day period, the appointed third broker shall notify Landlord and Tenant of such averaged determination of the Prevailing Market Rate, which averaged determination shall be binding upon both Landlord and Tenant. In the event that one of the three appraisal Prevailing Market Rates is equidistant between the highest and the lowest, then notwithstanding the foregoing sentence, there shall be no averaging, and the equidistant Prevailing Market Rate shall be the final arbitrated rate. In the event that the appraisal process has not been completed prior to the commencement of the applicable Extension Period, then upon commencement of the applicable Extension Period, and until the process is completed (the “Interim Period”), Tenant shall pay Landlord monthly Base Rental equal to the Base Rental for the immediately preceding Lease year, until the increase or decrease in the Base Rental is determined by such process as provided herein; provided, however, that such payments made during the Interim Period shall be subject to adjustment based upon the results of such process. If, as a result of such appraisal process, it is determined that Tenant has underpaid Base Rental during the Interim Period, then such underpaid Base Rental shall be due from Tenant to Landlord within ten (10) days after expiration of the Interim Period. If it is determined that Tenant has overpaid Base Rental during the Interim Period, then such overpaid Base Rental shall be applied by Landlord to Tenant’s next installments of Base Rental due under the Lease until such overpayment is fully recovered by Tenant. All brokers selected in accordance with this subparagraph must be licensed in the state of Florida as a real estate broker and shall have at least ten (10) years prior experience in commercial office leasing in the Metropolitan area of Tampa, Florida. If either Landlord or Tenant fail or refuse to select a broker, the other broker shall alone determine the Prevailing Market Rate. Landlord and Tenant agree that they shall be bound by the determination of the Prevailing Market Rate pursuant to this subparagraph for each Extension Period. Landlord shall bear the fee and expenses of its broker and Tenant shall bear the fee and expenses of its broker.

6.	Notices. Paragraph 37 of the Lease regarding the address and notice to Landlord, shall be amended to provide that the address of Landlord is, and all notices to Landlord shall be sent as follows:

Notices to Landlord:

The Brookdale Group

3455 Peachtree Road, NE

Suite 700

Atlanta, Georgia 30326

Attn: Fred H. Henritze

With a copy to:

Crescent Brookdale Associates, LLC

2202 N. West Shore Boulevard, Suite 115

Tampa, Florida 33607

Attention: Property Manager

7.	Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Crescent Resources, LLC who represented Landlord and CLW Real Estate Services Group, Inc. who represented Tenant in the negotiating or making of this Amendment, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys’ fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or Premises or claiming to have caused Tenant to enter into this Amendment.

8.	No Defaults. Tenant hereby agrees that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

9.	Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

10.	Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Amendment.

11.	Binding Effect. This Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment as of the day and year first above written.

LANDLORD:

Signed, sealed and delivered in the presence of:		CRESCENT BROOKDALE ASSOCIATES, LLC, a Georgia limited liability company

Print Name:	By:
	Name:	Fred H. Henritze
Print Name:	Title:	Executive Vice President

TENANT:

Signed, sealed and delivered in the presence of:		BAY CITIES BANK, a state chartered bank

Print Name:	By:
Name:
Print Name:	Title: